Exhibit 99.1

MJLINK.COM, INC.

6400 S. Fiddlers Green Circle, Suite 1180

Greenwood Village, Colorado, 80111

VIA EMAIL

Ken@wdlf.ai

Ken Tapp, Chief Executive Officer

Decentral Life, Inc.

6400 S Fiddlers Green Cir Ste. 1180

Greenwood Village, Colorado 80111

Dear Mr. Markey:

This Binding Letter of Intent (“LOI”) is made between MjLink.com, Inc. (“MjLink” or the “Seller’) and Decentral Life, Inc. in which the Buyer, subject to a Definitive Purchase Agreement (“Definitive Agreement”), will purchase the business, materials, services or matters set forth in this Letter from the Seller. The Buyer and the Seller are collectively referred to herein as the “Parties”. This LOI outlines terms and conditions that a Definitive Agreement will include and provides for the exchange of information and documents between the Parties in advance of the Definitive Agreement and its material terms. .

1. Prospective Transaction

The transaction contemplated hereby is one in which the Parties have expressed a mutual interest in involving the transfer by the Seller of MjLink and all of its assets and liabilities to the Buyer (“Transaction”).

2. Purchase Price

The Transaction shall include the following terms: (a) Following a PCAOB audit of MjLink, Buyer’s Common Stock shall be exchanged for the Seller’s Common Stock, the specific amounts of which shall be determined after a completed PCAOB audit and valuation of MjLink; (b) Following a PCAOB audit of MjLink, Buyer’s Preferred Stock shall be exchanged for the Seller’s Preferred Stock, the specific amounts of which shall be determined after a completed PCAOB audit and valuation of MjLink; and (c) Neither the Buyer or the Seller’s Class B stock will be exchanged.

3. Liabilities of Seller

3.1 Seller(s) shall remain liable for any (known or unknown) liabilities or obligations not expressly assumed by Buyer, which arose before the consummation of the Definitive Agreement, and in connection therewith the Seller shall pay and discharge all known liabilities and obligations prior to the closing.

3.2 Buyer shall assume the following liabilities or obligations of the Seller Seller(s): Current liabilities and obligations, listed on the P&L report dated September 30th, 2023 for MjLink.com, Inc.

4. Due Diligence

4.1 Buyer will be entitled to inspect and analyze the Seller’s assets and inventory as well as its business and operations, including its books and records, customer orders, liabilities and prospects until the closing, or termination of this Letter of Intent.

4.2 Seller shall provide all information requested by the Buyer.

4.3 Buyer agrees to execute a Confidentiality Agreement and to not contact Seller’s customers or suppliers unless authorized by the Seller.

5. Contingencies

5.1 Before consummation of the Definitive Agreement, the Buyer must be satisfied with the due diligence review and information and documents provided by the Seller.

5.2 Before consummation of the Definitive Agreement the Seller will provide the Buyer with an authorization from the landlord providing for the Buyer to assume the Buyer’s lease, negotiate employment agreements of the Seller.

6. Definitive Agreement

The Definitive Agreement will be structured as a purchase and sale of MjLink’s assets to the Seller and will include customary covenants, conditions and warranties.

7. Binding Agreement

Except for the paragraphs entitled “Exclusivity” and “Public Announcements and Confidentiality Agreement,” the provisions in the LOI are binding on all Parties. The Transaction requires further negotiation and documentation, including preparing and executing a final agreement. This letter does not require either party to proceed to the completion of a binding Definitive Agreement. The Parties shall not be contractually bound to the sale, purchase or transfer listed above unless and until they enter into a written Definitive Agreement, which agreement must be in the form and content satisfactory to both Parties and their legal counsel.

8. Exclusivity

The Parties agree to Exclusivity for a period of 90 days from the date the last signature is affixed hereto, which consideration for such exclusivity agreement is the time and expense involved in drafting this Letter of Intent and conducting the due diligence review.

9. Public Announcements and Confidentiality Agreement

The Parties agree not to release any information to the public with regards to the LOI or the Definitive Agreement without the separate written consent of both Parties. All parties agree that the terms of this LOI and any negotiations related thereto shall remain confidential between the Parties and their respective legal counsel.

10. Authority to Enter Letter of Intent

The Officers or representative of the Parties signing this LOI affirm they are an authorized representative of their respective company and have authority to sign this LOI.

11. Closing, Termination of LOI

Closing shall occur no later than 90 days from the date the last signature is affixed hereto unless mutually extended by the Parties. The LOI terminates if the Closing does not occur within the 90-day period or has not been extended by written agreement of both Parties or in the event that either Party provides written notice of termination. If the LOI terminates, the paragraphs entitled “Exclusivity” and “Public Announcements and Confidentiality Agreement” survive termination and continue to bind the Parties, as does any separately executed Confidentiality Agreement.

12. Expenses Associated with this LOI and Due Diligence

The Parties agree to bear their own expenses, including attorney’s and professional fees associated with any due diligence or any other matter associated with the Transaction.

13. Governing Law

This letter shall be governed by the laws of the State of Colorado.

CONFIRMED AND AGREED:

Agreed to by Buyer

/s/ Ken Tapp
By:	Ken Tapp / Director

Date executed:	September 29th 2023

Agreed to by Seller

/s/ Todd Markey
By:	Todd Markey / Director

Date executed:	September 29th 2023